Exhibit 77 C for MFD 11/30/2006 N-SAR: Submission of Matters to a Vote of Shareholders

The Joint Annual Meetings of Shareholders of First Trust/Four Corners Senior Floating Rate Income Fund, Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund and First Trust/Four Corners Senior Floating Rate Income Fund II were held on September 11, 2006. At the Annual Meeting, the Fund's Board of Trustees, consisting of James A. Bowen, Niel B. Nielson, Thomas R. Kadlec, Richard E. Erickson and Robert F. Keith, was elected to serve an additional one-year term. The number of votes cast for James A. Bowen was 6,234,209, the number of votes withheld was 74,211 and the number of abstentions was 2,671,816. The number of votes cast for Niel B. Nielson was 6,226,936, the number of votes withheld was 81,484 and the number of abstentions was 2,671,816. The number of votes cast for Richard
E. Erickson was 6,227,022, the number of votes withheld was 81,398 and the number of abstentions was 2,671,816. The number of votes cast for Thomas R. Kadlec was 6,227,818, the number of votes withheld was 80,602 and the number of abstentions was 2,671,816. The number of votes cast for Robert F. Keith was 6,234,649, the number of votes withheld was 73,771 and the number of abstentions was 2,671,816.